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Exhibit 99.1

Effective July 1, 2005, KEMET Corporation (the "Company") implemented an annual incentive plan (the "Plan") for certain of its executive officers and certain other members of the Company's management team. The Plan provides the potential for a member of the Plan to receive an incentive which ranges from a maximum of 40% of base salary to a maximum of 100% of base salary. The maximum percentage of base salary for a member of the Plan is dependent on each eligible employee's position, with the Company's named executives being eligible for an incentive which ranges from a maximum of 80% to a maximum of 100% of base salary. In order to be eligible to receive an incentive payment under the Plan, certain performance based objectives must be achieved.

Effective July 1, 2005, the Company also implemented a profit sharing/performance incentive plan (collectively, the "Incentive Plans") for its entire salaried workforce worldwide excluding those employees eligible to participate in the Plan or other bonus programs. Certain performance based objectives must be achieved before any payout under the Incentive Plans may be made.

Both the Plan and the Incentive Plans were designed to be consistent with and to help the Company achieve its goals and objectives.